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                                                                    Exhibit 99.1

                     [VION PHARMACEUTICALS, INC. LOGO]


                                   COMPANY CONTACT: Vion Pharmaceuticals, Inc.
                                                    Howard B. Johnson, CFO
                                                    (203) 498-4210 phone


          Vion and Lilly Enter into Research Services Agreement

NEW HAVEN, CT, September 8, 2003 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP:
VION) announced today that it had entered into a research services agreement with Eli Lilly and Company ("Lilly") related to Phase 2 trials of its anticancer agent Triapine'r' in comination with Lilly's anticancer agent, Gemzar'r'.

The agreement relates to the measurement of the expression of several genes in tumor tissue and blood samples from patients participating in Vion's Phase 2 trials of the combination therapy in non-small-cell lung cancer and pancreatic cancer.

Dr. Mario Sznol, Vice President, Clinical Affairs, stated, "We are very pleased to collaborate with Lilly scientists on correlative scientific studies in patients entered on our Triapine'r' and Gemzer'r' combination trials." He added, "The types of studies that will be conducted may provide greater understanding of the genetic makeup of patients and their tumors that determine responsiveness to Gemzar'r', and could also identify populations of patients that could benefit from the addition of Triapine'r' to Gemzar'r'."

Triapine'r' is designed to be a potent inhibitor of ribonucleotide reductase, an enzyme important for DNA synthesis. Gemzar'r' is a nucleoside analogue sold for the treatment of certain solid tumors by Eli Lilly & Company.

Vion Pharmaceuticals, Inc. is a biopharmaceutical company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes:
Triapine'r', a potent inhibitor of a key step in DNA synthesis; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com.
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This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to continue as a going concern, which is dependent on securing external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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